Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the following Registration Statements of  Stanley Black & Decker, Inc. (formerly, The Stanley Works) of our report dated February 19, 2010, with respect to the consolidated financial statements and schedule of The Black & Decker Corporation and Subsidiaries which appear in their Annual Report on Form 10-K, included in this Current Report on Form 8-K of Stanley Black & Decker, Inc.

Registration Statement Number	Description
2-93025	Form S-8
2-96778	Form S-8
2-97283	Form S-8
33-16669	Form S-8
33-12853	Form S-3
33-19930	Form S-3
33-39553	Form S-8
33-46212	Form S-3
33-47889	Form S-3
33-55663	Form S-8
33-62565	Form S-8
33-62567	Form S-8
33-62575	Form S-8
333-42346	Form S-8
333-42582	Form S-8
333-64326	Form S-8
333-110279	Form S-3
333-117607	Form S-3
333-153646	Form S-3
333-162956	Form S-8
333-163509	Form S-4

/s/ Ermst & Young LLP
Baltimore, Maryland
March 12, 2010